Exhibit 99.1

NEWS RELEASE

May 15, 2013	OTCQX: DPDW

DEEP DOWN REPORTS FIRST QUARTER 2013 RESULTS

•     Revenues Increase 26% to $6.2 million

•     Modified EBITDA Increases 52% to $0.7 million

•     Results Improve $0.5 million to Net Income of $0.2 million

HOUSTON, TX – May 15, 2013/PRNewswire/ – Deep Down, Inc. (OTCQX: DPDW) (“Deep Down”), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported net income of $0.2 million for the first quarter of 2013, an improvement of $0.5 million from the first quarter of 2012.

OPERATING RESULTS

For the first quarter of 2013, Deep Down reported net income of $0.2 million, or $0.02 income per diluted share, compared to a net loss of $0.3 million, or $0.03 loss per diluted share, in the first quarter of 2012.

Revenues for the first quarter of 2013 were $6.2 million. Revenues for the first quarter of 2012 were $4.9 million. The $1.3 million increase (26 percent) in revenues occurred primarily due to increased demand by our customers for our technologically innovative solutions as a result of our consistently successful project execution.

Gross profit for the first quarter of 2013 was $2.2 million, or 35 percent of revenues. Gross profit for the first quarter of 2012 was $1.9 million, or 40 percent of revenues. The five percentage point decrease in gross profit occurred primarily as a result of a higher level of 2013 period planned repairs and maintenance on our revenue generating property, plant and equipment.

Operating expenses for the first quarter of 2013 were $1.9 million, or 31 percent of revenues. Operating expenses for the first quarter of 2012 were $2.1 million, or 44 percent of revenues. Much of the improvement in operating expenses is due to lower selling general and administrative expenses and amortization expense realized as a result of the consolidation of our Morgan City, Louisiana operations with our Channelview, Texas operations, which occurred in the third quarter of 2012.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges.  Modified EBITDA was $0.7 million in the first quarter of 2013. Modified EBITDA was $0.5 million in the first quarter of 2012. The $0.2 million increase in Modified EBITDA is due primarily to increased gross profit before depreciation expense of $262 due to increased demand for our technologically innovative solutions.

WORKING CAPITAL

At March 31, 2013, we had working capital of $6.9 million. Additionally, on March 5, 2013, we entered into the fifth amendment of our bank credit agreement, which among other things, increased the committed amount under our revolving credit facility to $5 million from $2 million. Because of these factors, and because of cash we expect to generate from operations, we believe that we will have adequate liquidity to meet our future operating requirements.

EXECUTIVE MANAGEMENT

Ronald E. Smith, Chief Executive Officer, stated, "We are pleased with the results of the first quarter of 2013. As I have stated in the past, historically, the first quarter has been challenging for us, but we have started 2013 on a good note, and believe our results will be more favorable for the remainder of 2013.”

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About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

Stonegate Securities, Inc.

casey@stonegateinc.com

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
(in thousands, except per share amounts)
Results of operations data:
Revenues	$6,158	$4,873
Cost of sales	3,992	2,938
Gross profit	2,166	1,935
Total operating expenses	1,895	2,118
Operating income (loss)	271	(183)
Total other income (expense)	(26)	(113)
Income (loss) before income taxes	245	(296)
Income tax expense	(21)	(4)
Net income (loss)	$224	$(300)
Net income (loss) per share, basic and diluted	$0.02	$(0.03)
Weighted-average shares outstanding, basic and diluted	10,152	10,231

Modified EBITDA data:
Net income (loss)	$224	$(300)
Add back interest expense, net	37	52
Add back depreciation and amortization	379	465
Add back income tax expense	21	4
Add back share-based compensation	40	131
Add back equity in net (income) loss of joint venture	(1)	108
Modified EBITDA	$700	$460

Cash flow data:
Cash provided by (used in):
Operating activities	$(753)	$858
Investing activities	(125)	(635)
Financing activities	(89)	(971)

	March 31, 2013	December 31, 2012
(in thousands)
Balance sheet data:
Cash and cash equivalents	$556	$1,523
Current assets	11,452	11,763
Current liabilities	4,557	5,766
Working capital	6,895	5,997
Total assets	30,978	31,499
Total debt	3,570	3,616
Total liabilities	7,917	8,702
Stockholders' equity	23,061	22,797

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